Exhibit 99.1

    Spectrum Brands, Inc. Announces First Quarter Financial Results

    ATLANTA--(BUSINESS WIRE)--Jan. 31, 2006--(NYSE:SPC) Spectrum Brands, Inc. announced diluted earnings per share of five cents and pro forma diluted earnings per share of 22 cents for the fiscal first quarter ended January 1, 2006, in line with both the company's previous guidance and analyst expectations as reported by First Call.
    For comparison purposes, the company estimates that the prior year's pro forma diluted earnings per share would have been 30 cents when adjusted to include the impact of all 2005 and 2006 acquisitions and divestitures for the full fiscal year. The company noted that the seasonality of Spectrum Brands' earnings has been dramatically impacted by the 2005 acquisition of United Industries' lawn and garden business. See Table 4, "Reconciliation of GAAP to As Adjusted Financial Data," for further detail.
    "We were able to deliver on our bottom line commitments despite a tough consumer spending environment and significant inflationary pressures," said Spectrum Brands Chairman and CEO Dave Jones. "We made significant progress on strategic cost reductions through the ongoing integration of our recent acquisitions and other cost cutting programs company-wide. However, we were not pleased with our revenue performance this quarter. We do see some positives trends in our business which should contribute to improving performance for the remainder of the year, including:

    -- completion of the rollout of our new North American battery marketing program;

    -- full realization of recently implemented price increases for batteries and lawn and garden products in North America;

    -- new listings and increased distribution in several key product categories; and

    -- expanded plans for cost reduction in both North America and Europe."

    Financial results for the quarter ended January 1, 2006 include results from United Industries, acquired on February 7, 2005, Tetra Holding GmbH, acquired on April 29, 2005, and Jungle Labs, acquired on September 1, 2005. Financial results for periods prior to the acquisition dates exclude United, Tetra and Jungle. On January 26, 2006 Spectrum Brands announced the sale of its Canadian fertilizer technology and professional products businesses. As a result of this sale the company has reported the first quarter results of these businesses as discontinued operations in the condensed consolidated statements of operations.
    Pro forma diluted EPS and other pro forma results referenced in this release exclude the impact of certain items detailed in the attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data," and Table 5, "Reconciliation of GAAP to Pro Forma EPS Guidance." In addition, the company has provided certain information to assist investors in better understanding the seasonality of its ongoing business. This information, a representation of fiscal 2005 quarterly results adjusted to include the acquisitions of United, Tetra and Jungle Labs, and the divestiture of the Canadian fertilizer technology and professional products businesses, can be found on the company's website. A summary of this information for the first fiscal quarter of 2005 is provided in the attached Table 4, "Reconciliation of GAAP to As Adjusted Financial Data."

    First Quarter Results

    Spectrum Brands' first quarter net sales were $620.0 million, as compared to $490.8 million for the same period last year. Revenue contribution from acquisitions was $185.1 million. Unfavorable currency translation had a negative impact on first quarter sales of $7.8 million.
    Gross profit for the quarter was $243.2 million versus $198.4 million for the same period last year. Cost of goods sold during the quarter included $1.5 million in restructuring and related charges and other costs primarily resulting from a number of restructuring initiatives company-wide. Excluding these charges, gross profit margin for the first quarter was 39.5 percent versus 40.4 percent for the same period last year. The decline in gross margin percentage resulted from decreased sales in the global battery business, the inclusion of the United lawn and garden and household insect control businesses, which generate lower margins during the seasonally slow first quarter, and increased raw material costs.
    Operating income was $52.3 million versus fiscal 2005's first quarter operating income of $61.3 million. Operating expenses in 2006 included restructuring and related charges of $5.1 million primarily related to the integration of United. In 2005 operating expenses included a net $0.5 million gain from the sale of two properties in connection with previous years' manufacturing plant closings. Pro forma operating income for the first quarter was $58.9 million, or 9.5 percent of sales, compared to $60.8 million, or 12.4 percent of sales last year.
    Interest expense increased to $41.4 million in the quarter as compared to $17.0 million last year as a result of higher debt levels associated with the United and Tetra acquisitions.

    First Quarter Segment Results

    North American net sales were $244.6 million as compared with $215.8 million reported last year. The inclusion of United's lawn and garden and household insect control businesses in the North American segment contributed $52.4 million in sales in the current year. Battery and lighting sales declined 18 percent as a result of (1) markdowns and closeouts of Rayovac's old marketing program (50% More Batteries) which were not completed until the end of the quarter and
(2) an ongoing emphasis on retail inventory optimization that impaired sell-in in order to balance out yearend inventory levels. At retail, consumer pack purchases of Rayovac branded batteries increased by six percent, although dollar sales were down slightly due to promotional activities related to the marketing transition. Sales of Remington branded products declined modestly, as strong sales growth in women's shavers, personal care and grooming was offset by a decline in men's shavers. Consumer retail sales of Spectrum Brands lawn and garden products showed 16 percent growth. However, lawn and garden sales declined versus year ago standalone results for United Industries in a seasonally slow quarter, as certain retail customers deferred purchases from the first fiscal quarter into the second quarter.
    North American segment profits were $24.8 million versus $41.3 million reported last year, the result of lower battery sales and normal seasonal losses in the acquired lawn and garden category.
    European/ROW net sales were $182.7 million versus $222.3 million reported last year. Unfavorable foreign exchange translation accounted for $12.8 million of the decline. An overall stagnant economic and consumer spending environment in Europe and a continuing product mix shift to private label batteries negatively impacted sales. Sales of Remington products in the U.K. declined by approximately $20 million, compared to the extremely successful launch of the Wet 2 Straight product in the U.K. in the first quarter of fiscal 2005. Segment profitability for the quarter was $30.6 million compared with $36.0 million last year due to lower sales volume.
    In Latin America, net sales increased to $60.0 million as compared to $52.7 million in the first quarter last year. Favorable currency translation accounted for $4.0 million of the increase. Sales growth was driven by the successful introduction of Remington branded products in this region coupled with modest growth in battery sales. Latin American segment profitability of $6.6 million compares to last year's $5.8 million.
    In 2006, Spectrum Brands created the Global Pet segment, a new business segment for reporting purposes, comprising United Pet Group, Tetra and Jungle Labs, all of which were acquired during 2005. The Global Pet segment contributed net sales of $132.7 million and segment profits of $20.2 million during the first quarter. This compares to segment revenues of $135.4 million in the first fiscal quarter of last year when adjusted for the acquisitions stated above. Excluding unfavorable currency translation of $2.8 million, Global Pet revenues were flat compared with last year's standalone adjusted results as strong growth in companion pet sales offset a decline in aquatics. Aquatics sales comprised 69 percent of Global Pet sales in the first quarter.
    Corporate expenses were $23.5 million, or 3.8 percent of net sales, as compared to $21.8 million, or 4.4 percent of net sales, in the prior year period. Increased research and development expense and expansion of the Asian global operations support infrastructure were partially offset by lower corporate compensation expense.

    Financial Outlook

    The company reaffirmed its guidance for fiscal year 2006 net sales of approximately $2.7 billion and pro forma fully diluted earnings per share of between $2.10 and $2.20. It also offered quarterly guidance for second quarter pro forma fully diluted earnings per share of between $0.35 and $0.40; and third quarter pro forma fully diluted earnings per share of between $0.85 and $0.90. See Table 5, "Reconciliation of GAAP to Pro Forma Earnings Guidance."

    Webcast Information

    Spectrum Brands management will discuss first quarter financial results in a live webcast on Tuesday, January 31, at 8:30 a.m. ET. Interested investors and others can access this webcast through the company's website, www.spectrumbrands.com.

    Non-GAAP Measurements

    Throughout this release, references are made to pro forma gross profit, pro forma operating income, pro forma net income and pro forma diluted EPS. See attached Table 3, "Reconciliation of GAAP to Pro Forma Financial Data," for a complete reconciliation of gross profit, operating income, net income and diluted EPS on a GAAP basis to pro forma gross profit, pro forma operating income, pro forma net income and pro forma diluted EPS. The company also maintains a reconciliation of GAAP financial reporting to pro forma results in the Investor Relations section of its website, which may be found at www.spectrumbrands.com.
    Spectrum Brands management and certain investors use pro forma results of operations as one means of analyzing the company's current and future financial performance and identifying trends in its financial condition and results of operations. Spectrum Brands provides pro forma information to investors to assist in meaningful comparisons of past, present and future operating results and to assist in highlighting the results of on-going core operations. While management believes these pro forma results provide useful supplemental information, pro forma results are not intended to replace the company's GAAP financial results and should be read in conjunction with those GAAP results.

    About Spectrum Brands, Inc.

    Spectrum Brands is a global consumer products company and a leading supplier of batteries, lawn and garden care products, specialty pet supplies, shaving and grooming products, household insecticides, personal care products and portable lighting. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generates approximately $2.7 billion in annual revenues and has approximately 9,800 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.
    Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending,
(2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company's ability to successfully implement manufacturing, distribution and other cost efficiencies, and various other factors, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K.


                               Table 1
                        SPECTRUM BRANDS, INC.
           Condensed Consolidated Statements of Operations
For the three month periods ended January 1, 2006 and January 2, 2005
                             (Unaudited)
               (In millions, except per share amounts)


                                                   THREE MONTHS
                                             -------------------------
                                              F2006     F2005 INC(DEC)
                                             -------   -------   %

Net sales                                    $620.0    $490.8    26.3%
Cost of goods sold                            375.5     292.4
Restructuring and related charges               1.3         -
                                              ------    ------
       Gross profit                           243.2     198.4    22.6%

Selling                                       130.9     100.3
General and administrative                     47.5      30.7
Research and development                        7.4       6.1
Restructuring and related charges               5.1         -
                                              ------    ------

Total operating expenses                      190.9     137.1

        Operating income                       52.3      61.3   -14.7%

Interest expense                               41.4      17.0
Other expense, net                              1.5         -
                                              ------    ------

       Income from continuing operations
        before income taxes                     9.4      44.3

Income tax expense                              3.3      16.4
                                              ------    ------

       Income from continuing operations        6.1      27.9

Loss from discontinued operations, net of tax  (3.8)(a)     -
                                              ------    ------

        Net income                           $  2.3    $ 27.9
                                              ======    ======

Average shares outstanding (b)                 49.4      34.2

Income from continuing operations            $ 0.12    $ 0.82
Discontinued operations                       (0.07)        -
                                              ------    ------
Basic earnings per share                     $ 0.05    $ 0.82
                                              ======    ======

Average shares and common stock equivalents
 outstanding (b)                               50.6      35.5

Income from continuing operations            $ 0.12    $ 0.79
Discontinued operations                       (0.07)        -
                                              ------    ------
Diluted earnings per share                   $ 0.05    $ 0.79
                                              ======    ======

(a) For the three months ended January 1, 2006, reflects the after-tax net loss of the fertilizer technology and Canadian professional fertilizer business of Nu-Gro for which the Company discontinued operations as of September 30, 2005.

(b) Per share figures calculated prior to rounding in millions.




                               Table 2
                        SPECTRUM BRANDS, INC.
                     Supplemental Financial Data
For the three month periods ended January 1, 2006 and January 2, 2005
                             (Unaudited)
                           ($ In millions)

Supplemental Financial Data                            F2006    F2005
---------------------------                          --------  -------
Cash                                                 $   24.4  $ 22.3

Trade receivables, net                               $  371.7  $319.0
  Days Sales Outstanding (a)                               54      59

Inventory, net                                       $  455.9  $230.9
  Inventory Turnover (b)                                  3.3     4.7

Total Debt                                           $2,312.2  $838.4

                                                        THREE MONTHS
                                                     -----------------
Supplemental Cash Flow Data                            F2006    F2005
---------------------------                          --------  -------
Depreciation and amortization,
     excluding amortization of debt
     issuance costs                                  $   17.7  $  9.2

Capital expenditures                                 $   11.5  $  7.1

                                                        THREE MONTHS
                                                     -----------------
Supplemental Segment Sales & Profitability             F2006    F2005
------------------------------------------           --------  -------

Net Sales
---------
   North America                                     $  244.6  $215.8
   Europe/ROW                                           182.7   222.3
   Latin America                                         60.0    52.7
   Global Pet                                           132.7       -
                                                      --------  ------
       Total net sales                               $  620.0  $490.8
                                                      ========  ======

Segment Profit
--------------
   North America                                     $   24.8  $ 41.3
   Europe/ROW                                            30.6    36.0
   Latin America                                          6.6     5.8
   Global Pet                                            20.2       -
                                                      --------  ------
       Total segment profit                              82.2    83.1

   Corporate                                             23.5    21.8
   Restructuring and related charges                      6.4       -
   Interest expense                                      41.4    17.0
   Other expense, net                                     1.5       -
                                                      --------  ------

       Income from continuing operations before
        income taxes                                 $    9.4  $ 44.3
                                                      ========  ======


(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the quarter divided by average inventory for the quarter, multiplied by four.




                               Table 3
                        SPECTRUM BRANDS, INC.
          Reconciliation of GAAP to Pro Forma Financial Data
For the three month periods ended January 1, 2006 and January 2, 2005
                             (Unaudited)
               (In millions, except per share amounts)

                                                THREE MONTHS
                                      --------------------------------

                                                   F2006
                                      --------------------------------
                                         As       Pro Forma     Pro
                                       Reported   Adjustments   Forma

Net sales                               $620.0   $       -     $620.0

Gross profit                             243.2         1.5  (a) 244.7
Gross profit % of sales                   39.2%                  39.5%

Operating expenses                       190.9         5.1  (b) 185.8
Operating income                          52.3         6.6       58.9
Operating income % of sales                8.4%                   9.5%

Income from continuing operations
 before income taxes                       9.4         7.6  (d)  17.0
Income from continuing operations          6.1         4.9       11.0

Loss from discontinued operations, net
 of tax                                   (3.8)        3.8          -

        Net income                         2.3         8.7       11.0

Basic earnings per share (e)            $ 0.05   $    0.17     $ 0.22
                                         ======   ============= ======


Diluted earnings per share (e)          $ 0.05   $    0.17     $ 0.22
                                         ======   ============= ======

                                                THREE MONTHS
                                      --------------------------------

                                                   F2005
                                      --------------------------------
                                         As       Pro Forma     Pro
                                       Reported   Adjustments   Forma

Net sales                               $490.8   $       -     $490.8

Gross profit                             198.4           -      198.4
Gross profit % of sales                   40.4%                  40.4%

Operating expenses                       137.1        (0.5) (c) 137.6
Operating income                          61.3        (0.5)      60.8
Operating income % of sales               12.5%                  12.4%

Income from continuing operations
 before income taxes                      44.3        (0.5)      43.8
Income from continuing operations         27.9        (0.3)      27.6

Loss from discontinued operations, net
 of tax                                      -           -          -

        Net income                        27.9        (0.3)      27.6

Basic earnings per share (e)            $ 0.82   $   (0.01)    $ 0.81
                                         ======   ============= ======


Diluted earnings per share (e)          $ 0.79   $   (0.01)    $ 0.78
                                         ======   ============= ======

(a) For the three months ended January 1, 2006, includes $1.3 million of restructuring and related charges and an inventory valuation adjustment of $0.2 million related to the fair value write-up of Jungle Labs inventory in accordance with the requirements of SFAS 141, "Business Combinations."

(b) For the three months ended January 1, 2006, reflects restructuring and related charges incurred during the period primarily in connection with the United integration.

(c) For the three months ended January 2, 2005, operating expenses include a $1.6 million gain on sale of land and building, offset by a $1.1 million charge to the disposal of the Company's Madison, WI manufacturing facility, closed in fiscal 2003.

(d) For the three months ended January 1, 2006, includes $1.0 million related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

(e) Per share figures calculated prior to rounding in millions.




                               Table 4
                        SPECTRUM BRANDS, INC.
         Reconciliation of GAAP to As Adjusted Financial Data
           For the three month period ended January 2, 2005
                             (Unaudited)
               (In millions, except per share amounts)

               -------------------------------------------------------
                                        F2005
               -------------------------------------------------------
                                                           Pro Forma
                  As     Pro Forma       Pro    Adjustments    As
                Reported Adjustments     Forma    (a) (b)    Adjusted

Net sales        $490.8    $      -     $490.8  $196.1     $686.9

Gross profit      198.4           -      198.4    74.8  (c) 273.2
Gross profit %
 of sales          40.4%                  40.4%              39.8%

Operating
 expenses         137.1        (0.5) (d) 137.6   (73.3) (e)  63.3
Operating
 income            61.3        (0.5)      60.8     1.5       62.3
Operating
 income % of
 sales             12.5%                  12.4%               9.1%

Income from
 continuing
 operations
 before income
 taxes             44.3        (0.5)      43.8   (20.8) (f)  23.0
Net income from
 continuing
 operations        27.9        (0.3)      27.6   (12.7) (g)  14.9

Diluted average
 shares
 outstanding (h)   35.5                   35.5               49.3  (i)


Diluted
 earnings per
 share from
 continuing
 operations (h)  $ 0.79    $  (0.01)    $ 0.78  $(0.48)    $ 0.30
                  ======    ============ ======  ========== ======


(a) Includes the results of operations for the following as if such entity was acquired on October 1, 2004:
-- United, from its Unaudited Consolidated Statement of Operations for the three month period ended December 31, 2004.
-- Tetra, from its Unaudited Consolidated Statement of Operations for the three month period ended December 31, 2004.
-- Firstrax, from its Unaudited Consolidated Statement of Operations for the three month period ended December 31, 2004.
-- Jungle, from its Unaudited Consolidated Statement of Operations for the three month period ended December 31, 2004.

(b) Excludes the unaudited results of the Nu-Gro Corporation's Pro and Tech businesses for the three month period ended January 2, 2005. Nu-Gro's Pro and Tech businesses were disposed of by sale in January 2006. Excluded results of the Pro and Tech businesses were calculated by management.

(c) Excludes a $1.9 million charge for the fair value adjustment applied to United Pet Group, Inc. (UPG) inventory, acquired in United's acquisition of UPG on July 30, 2004.

(d) Includes a $1.6 million gain on sale of Spectrum Brands property in Mexico, offset by a $1.1 million charge related to the disposal of Spectrum Brands property in Wisconsin.

(e) Excludes $0.4 million in transaction costs incurred by United in connection with its acquisition of UPG, $0.5 million of executive recruiter fees incurred by United during the quarter, and includes the benefit of a $1.8 million reduction of amortization expense to reflect projected amortization of identified intangibles.

(f) Includes interest expense of $22.3 million associated with the debt issued and refinanced in connection with the acquired companies. Such debt and resulting interest expense has been reduced as a result of applying the net proceeds from the sale of the Nu-Gro Pro and Tech businesses as if such sale occurred on October 1, 2004.

(g) Reflects an $8.3 million adjustment to income tax expense to arrive at an adjusted 2005 effective tax rate of 35 percent.

(h) Per share figures calculated prior to rounding in millions.

(i) Increase to weighted shares outstanding due to the assumed issuance of 13.75 million shares of Spectrum Brands common stock on October 1, 2004.




                               Table 5
                        SPECTRUM BRANDS, INC.
           Reconciliation of GAAP to Pro Forma EPS Guidance
Estimates for the Second and Third Fiscal 2006 Quarters and the Fiscal
                     Year Ended September 30, 2006
                             (Unaudited)

                         Q2 F2006       Q3 F2006           F2006
                      ------------------------------------------------

                        EPS Range       EPS Range        EPS Range
                      ------------------------------------------------

Diluted earnings per
 share                $0.28 - $0.29    $0.83 - $0.86    $1.78 - $1.84

Pro forma adjustments,
 net of tax:

Discontinued
 operations, net of
 tax                  $0.00 - $0.00    $0.00 - $0.00    $0.07 - $0.07

Restructuring and
 related charges and
 other non-recurring
 items                $0.07 - $0.11    $0.02 - $0.04    $0.25 - $0.29
                      ------------------------------------------------

Pro forma diluted
 earnings per share   $0.35 - $0.40    $0.85 - $0.90    $2.10 - $2.20




    CONTACT: Spectrum Brands, Atlanta
             Investor Contact
             Nancy O'Donnell, 770-829-6208
             or
             Media Contact
             Ketchum for Spectrum Brands
             David Doolittle, 404-879-9266